SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-187178
(State or other jurisdiction	(IRS Employer Identification No.)
of Incorporation or Organization)

3995 Airway Drive, Suite 405Reno, Nevada 89511(Address of principal executive office) (Zip Code)

Registrant's telephone number: (775) 853-4919

Charles Clayton

527 Marquette

Minneapolis, Minnesota 55402

(612) 338-3738

(Agent for Service)

Approximate date of commencement of proposed sale to the public. From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check ____

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check ____

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check. __X__

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to	Proposed	Proposed	Amount of
	be Registered	Maximum	Maximum	Registration
		Offering	Aggregate	Fee
		Price Per	Offering Price
		Share(1)	(1)
Common stock	7,480,000	$.10	$748,000	$100.00
Total				$100.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low sales prices of the Company's Common Stock as reported by the OTC Bulletin Board on November 15, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$100
Accounting fees	$2,500
Legal fees	$2,500
Printing and mailing	$1,000
Total	$6,100

Item 15. Indemnification of Directors and Officers

The only statute, charter provision, by-law contract or other arrangement under which any director, officer or controlling person of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is set forth in the Registrant's Articles of Incorporation, as amended, and in provisions of the Minnesota Corporation Code and provide that in the event such statute is amended, the Registrant shall indemnify such persons to the fullest extent permitted under Minnesota law. However, under such statute, if a director, officer or controlling person is unsuccessful on the merits in any proceeding, indemnification is authorized under the statute only if such person is found to have met the statutory standard of conduct either by a majority vote of a quorum of directors who are not parties to the action, by independent legal counsel in a written opinion, or by a shareholder vote.

Additionally, as authorized under the Minnesota Corporation Code, the Articles of Incorporation of the Registrant provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the duty of loyalty, (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) acts in violation of Minnesota Corporation Code or any successor legislation, or (iv) any transaction from which such director derives an improper personal benefit. The Articles of Incorporation provide that with respect to these provisions, such provisions shall be automatically amended in the event that the proceeding statutory provisions are amended, modified expanded or otherwise changed to provide that directors liability will be limited to the fullest extent allowed under the law.

Item 16. Exhibits

5 Opinion of Counsel

23 Consent of Accountant

Item 17. Undertakings

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on this 21 day of March, 2000.

/s/ Michael R. Fitzsimonds

---------------------------------------------

Michael R. Fitzsimonds, Chief Executive Officer & Director

/s/ Steven Craig

---------------------------------------------

Steven Craig, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each Officer and Director may execute a separate signature page and when all of the separate pages are put together, they shall be construed as one signature page as if all of the Officers and Directors had signed on one page.

Dated: March 21, 2000

/s/ Michael R. Fitzsimonds

- ------------------------------------------

Michael R. Fitzsimonds, Director

/s/ Steven Craig

---------------------------------------------

Steven Craig, Director

/s/ Allan J. Marter

- ------------------------------------------

Allan J. Marter, Director

/s/ David A. Caldwell

- ------------------------------------------

David A. Caldwell, Director

NO SEAL:

PROSPECTUS

7,480,000 Shares

GOLDEN PHOENIX MINERALS, INC.

The 7,480,000 shares of Golden Phoenix Minerals, Inc., a Minnesota corporation (Golden or the Company) may be offered for sale from time to time by and for the account of certain stockholders of the Company (the Selling Shareholders). The Selling Shareholders shall acquire the shares for periodic payments for mining property leased to the Company. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

The common stock of the Company is listed on the OTC Bulletin Board, and on November 15, 1999 the last reported sales price was $.10 per share.

The Selling Shareholders, or their transferees, from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer, will be set forth in an accompanying Prospectus Supplement. See Plan of Distribution.

The Selling Shareholders and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the Securities Act), and, in such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 15, 1999

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Act files reports, and other information with the Securities and Exchange Commission (the Commission). Such reports, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and the Commission's Regional offices at 75 Park Place, 14th Floor, New York, New York 100007; 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from such facilities and the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates.

This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1933 omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered. Statements contained concerning the provisions of documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission by the Company are incorporated by reference into this Prospectus:

(1) The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1998;

(2) The Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1999.

(3) The Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1999.

(4) The Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1999.

(5) All other documents filed by the Registrant shall be deemed incorporated by reference.

The Company will provide, without charge, to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies or such documents should be directed to the Company, 527 Marquette, Suite 1800, Minneapolis, Minnesota 55402.

THE COMPANY

Golden Phoenix Minerals, Inc. (the "Company") was formed in Minnesota on June 2, 1997 and has had limited operations.

The Company plans to produce economically valuable minerals from the mineral properties it currently controls, and from mineral properties that it will acquire in the future. The Company intends to concentrate its exploration efforts in the Western United States.

The Company's corporate directors and officers are comprised of two former senior management, geological exploration and development staff members from Santa Fe Pacific Gold Corp. (Santa Fe) and one senior exploration manager from Kennecott Exploration Co. (Rio Tinto). This experienced and diverse team has in excess of fifty-five years of major corporate mineral exploration, development, and gold production experience.

Golden Phoenix's key employees were actively involved in the exploration, discovery and development activities of Santa Fe, which was the sixth largest gold producer in North America before it was purchased in 1997 by Newmont Mining Company, North America's largest gold producer, for $2.2 billion. Santa Fe discovered and developed over 28 million ounces of gold reserves with annual production in excess of 800,000 ounces. Another of the Company’s key employees worked for Kennecott Exploration Company, which is part of Rio Tinto Ltd., the world’s largest mining company, as manager of Western US Exploration.

The Company provides joint venture opportunities to selected mining companies to conduct exploration or development on mineral properties the Company owns or controls. The Company and its joint venture partners will explore and develop selected properties to a stage of proven and probable reserves, at which time the Company will then decide whether to sell its interest in a property or take the property into production with its joint venture partner. By joint venturing its properties and thereby reducing its share of the costs for exploration of those properties, the Company can maintain, while continuing to acquire, an interest in a portfolio of gold and base metals properties in various stages of mineral exploration and development. This corporate strategy will minimize financial risk that the Company would incur by assuming all the exploration costs associated with developing any one property, while maximizing the potential of success and growth.

The Company believes that it has created the basis for a competitive minerals exploration company through assembling a unique group of individuals with experience in target generation and discovery, resource evaluation and mine development.

There are at least five sources of land for exploration by the Company: public lands, private fee lands, aboriginal tribal lands, unpatented mining claims, and patented mining claims. The primary sources for acquisition of these lands are the United States government, through the Bureau of Land Management and the U. S. Forest Service, through state governments, through tribal governments, and through individuals or entities who currently hold title to or lease government and private lands.

There are numerous levels of government regulation associated with the activities of exploration and mining companies. The only two types of permitting which the Company should have to be concerned with in the near future are "Notice of Intent" and "Plan of Operation." Both of these types of procedures will be necessary in the next twelve months. The Company has not yet filed for any of these permits and cannot guarantee that the regulatory agency will timely approve, if at all, the necessary permits. Further, it will be necessary to obtain or post a bond for the reclamation of the proposed surface disturbance.

The total cost and effects on the Company’s operations of the permitting and bonding process cannot be estimated at this time. The cost will vary for each project when they are initiated.

JOINT VENTURES

The following section describes several agreements that the Company entered into in order to gain an operating interest or provide an opportunity for another company to earn an interest in one of our properties.

Contact

Golden Phoenix Minerals has two agreements in place on the Contact property in northern Nevada. The Company acquired the right to earn a 60 percent interest in the Enexco patented mining claims through a combination of work commitments on the Contact property and payments to Enexco totaling US$2,913,000 over seven years. Golden Phoenix Minerals then has the option to acquire Enexco's 40 percent in the joint venture for an additional US$5 million for the first 20 percent and US$10 million for the remaining 20 percent. A 0.25 percent net smelter return royalty burdens the property. On July 10, 1998 Golden Phoenix Minerals signed a separate exploration license and purchase option (License/Option) for the Lewis portion of the Contact Project. The License/Option was acquired for an initial payment of US$15,000 and 100,000 shares of common stock. The License/Option requires Golden Phoenix Minerals to make monthly cash payments, which will total US$149,000, and to issue common shares with total cash value of US$2.2 million over the four and one-half year option term. The purchase price for the Contact property is US$3 million cash and US$1 million worth of Golden Phoenix Minerals common stock. The F. W. Lewis Inc. will retain a 5 per cent production royalty on gold and silver and 4 percent on all other minerals. The production royalty may be purchased for an additional US$3 million cash and US$2 million worth of common stock. Golden Phoenix Minerals is obligated to expend US$250,000 on exploration during 1998 and US$1.4 million over the term of the agreement.

Borealis

The Company had signed an acquisition agreement ("Welsh Agreement") with J. D. Welsh & Associates ("Welsh") to acquire 100 percent of Welsh's lease-hold interest in the Borealis mine project in Mineral County, Nevada. Prior to terminating the Welsh Agreement, the Company paid Welsh a stock equivalent value of US$1,187,000 and was vested with a 65 percent ownership in the Borealis Mine project. The Company and Welsh signed a joint venture agreement with Cambior Exploration USA, Inc. in 1997. Cambior was to earn a 70 percent interest in the project by spending US$7million over the next 7 years. Cambior completed their first years drilling commitment, and then because of company budget reductions, they decided to terminate their interest on December 31, 1998.

Cirque and Glory Creek

In April 1998 the Company signed a Joint Venture Letter of Intent with Camnor Resources Ltd. to acquire up to 100 percent of seven exploration properties controlled by the Company in the Bonnifield district located approximately 55 miles south of Fairbanks, Alaska. By making cash payments to the Company totaling US$200,000, issuing to the Company 450,000 shares of Camnor's common stock, and spending US$1,000,000 per property in exploration expenditures over a period of five years beginning in 1998, Camnor can earn a 51 percent interest in the seven Golden Phoenix Minerals properties. By paying Golden Phoenix Minerals, a further US$1,000,000 and committing to a further US$1,500,000 in work for each property, Camnor may earn an additional 19 percent interest in each property. Upon making additional cash payment of US$1,000,000 and issuing 1,000,000 shares per property to Golden Phoenix Minerals, Camnor may acquire the full 100 percent interest in each property. However, the Company will retain a three-percent net-smelter-return production royalty on each property, of which one percent is purchasable by Camnor for US$1,000,000. At the end of the 1998 Alaska field season, Camnor decided to terminate their interests in five of the seven properties. They still retain the earn-in rights to the Cirque and Glory Creek projects.

High Grade

The agreement to acquire the property called High-Grade has been terminated with Kennecott Exploration Company ("Kennecott"), a subsidiary of Rio Tinto Plc.

FUNDING

The Company plans to finance its operations through private placements and the exercising of common stock options controlled by key directors of the Company. The Company will also offset some of its cost by joint-venturing its properties with other mining groups for exploration and development while paying fees to Golden Phoenix Minerals, Inc. for the right to certain interest in the property.

COMPETITION

Over the last five years imposition of claim rental policies by the United States Government and the general exodus of major gold corporations from the U.S. to pursue mineral exploration in foreign countries has allowed large areas of very prospective mineral ground to become open for location and acquisition. Due to the continued decline in the gold price, the number of companies aggressively acquiring claims and properties has declined during 1998.

SEASONAL EFFECTS

The Company has positioned itself to handle any seasonal aspect of the exploration business by locating properties in differing climatic zones, thus allowing fieldwork on a near year-round basis. Problems of access and inclement weather will be minimized through strategic planning of fieldwork.

CAPITAL EQUIPMENT

The only capital equipment the Company plans to purchase or lease in the next twelve months will be one field vehicle. The field vehicle will be for staff professionals only. All contractors will provide their own vehicles.

STAFFING

The Company has reduced its staffing level to the three key professionals described in Item 9 below. The Company does not anticipate adding any further permanent staff in the next twelve months of operation. The Company will employ independent contractors to fulfill short-term needs and obligations.

ENVIRONMENTAL CONTROLS

The Company is required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the RCRA, CERCLA and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. In 1997, the BLM amended its surface management regulations to require bonding of all hardrock and exploration operations greater than casual use. Until the EPA formally proposes the new regulatory program, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

Many states, including the State of Nevada (where a majority of the Company’s properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.

The Company’s compliance with federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company’s intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company’s business activities.

PROPOSED LEGISLATION AFFECTING THE MINING INDUSTRY

During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law") which governs mining claims and related activities on federal lands. In 1992, a holding fee of US$100 per claim was imposed upon unpatented mining claims located on federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to amend further the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements. The royalty proposal ranges from a two percent royalty on "net profits" from mining claims to an eight percent royalty on modified gross income/net smelter returns. The extent of any such changes that may be enacted is not presently known, and the potential impact on the Company as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of development of operating mines on the federal unpatented mining claims held by the Company because many of the Company’s properties consist of unpatented mining claims on federal lands. The Company’s financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation.

UNCERTAINTY OF DEVELOPMENT AND PROPERTY ECONOMICS

Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology.

The Company's decision as to whether any of the mineral development properties it now holds or which it may acquire in the future contain commercially mineable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of engineers and geologists. The decision will involve the consideration and evaluation of a number of significant factors, including, but not limited to, the: (i) receipt of government permits; (ii) costs of bringing the property into production, including exploration and development work, preparation of feasibility studies and construction of production facilities; (iii) availability and costs of financing; (iv) ongoing costs of production; (v) market prices for the metals to be produced; and (vi) estimates of reserves or mineralization. No assurance can be given that any of the development properties the Company owns, leases or acquires contain (or will contain) commercially mineable mineral deposits, and no assurance can be given that the Company will ever generate a positive cash flow from production operations on such properties.

UNCERTAINTY OF TITLE

A majority of the Company's properties consist of unpatented mining claims, which the Company owns or leases. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay an annual holding fee of $100 per claim. If a claimant fails to make the annual holding payment or make the required filings, the mining claim is void or voidable.

Because mining claims are self- initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and mining claims may be challenged by rival mining claimants and the United States. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged.

Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for mining. As a result, some of the titles to the Company's properties may be subject to challenge.

MINING RISKS AND INSURANCE

The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company's insurance is adequate to cover the risks and potential liabilities associated with exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.

UNKNOWN ENVIRONMENTAL LIABILITIES FOR PAST ACTIVITIES

Mining operations involve a potential risk of releases to soil, surface water and groundwater of metals, chemicals, fuels, liquids having acidic properties and other contaminants. In recent years, regulatory requirements and improved technology have significantly reduced those risks. However, those risks have not been eliminated, and the risk of environmental contamination from present and past mining activities exists for mining companies. Companies may be liable for environmental contamination and natural resource damages relating to properties, which they currently own or operate or at which environmental contamination occurred while or before they owned or operated the properties. However, no assurance can be given that potential liabilities for such contamination or damages caused by past activities at these properties do not exist.

DEPENDENCE ON KEY PERSONNEL

The Company is dependent on the services of certain key executives, including Michael R. Fitzsimonds, President and Chairman of the Board of Directors; and Steven D. Craig Vice President and Director. The loss of any of these individuals could have a material adverse effect on the Company's business and operations. The Company currently does not have key person insurance on these individuals.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

The Company periodically considers the acquisition of mining claims, properties and businesses. In connection with any such future acquisitions, the Company may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing stockholders. The Company intends to seek stockholder approval for any such acquisitions only to the extent required by applicable law, regulations or stock market listing rules.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the shares. All of the proceeds from the sale of the shares will be received by the Selling Shareholders.

SELLING SHAREHOLDERS

The following table provides the names and number of shares of common stock owned by each Selling Shareholder. Since the Selling Shareholder may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates. The shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

Shares of
Selling Shareholders	Common Stock
F. W. Lewis Inc.	7,000,000
International Enexco	480,000
Total	7,480,000

The shares of F. W. Lewis, Inc are 23.9% and shares of International Enexco are 1.7% of the total shares outstanding.

PLAN OF DISTRIBUTION

The Selling Shareholders have advised the Company that the shares may be sold from time to time by the Selling Shareholders, or their transferees, on the OTC Bulletin Board or any national securities exchange or automated interdealer quotation system on which the shares of common stock are then listed, or through negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The Selling Shareholders may effect sales of the shares directly or by or through agents, broker or dealers, and the shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, and (c) in "block" sales. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by any Selling Shareholder and/or the purchaser of the shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholder and/or the purchasers of the shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such regulation.

The Company shall comply with the requirements of Rule 144(c) under the Securities Act, as the rule may be amended from time to time (or any similar rule or regulation adopted by the Securities and Exchange Commission), regarding the availability of current public information to the extent required to enable the Selling Shareholders to sell shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

In offering the shares covered by this Prospectus the Selling Shareholders and any broker, dealers or agents who participate in a sale of the shares by the Selling Shareholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and the compensation of any broker dealers may be deemed to be underwriting discounts and commissions.

The Company has filed this Registration Statement, of which this Prospectus is a part, with respect to the sale of the shares and has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating twenty four months after the effective date.

The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

LEGAL MATTERS

The legality of the shares will be passed upon for the Company by Charles Clayton, Minneapolis, Minnesota.

EXPERTS

The financial statements of Golden Phoenix Minerals, Inc. appearing in the Company's Form 10-KSB dated December 31, 1998 were audited by ALBRIGHT, PERSING & ASSOCIATES, LTD independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

EXHIBIT 5

CHARLES CLAYTON

Attorney At Law

527 Marquette Avenue South

Minneapolis, MN 55402

(612) 338-3738

Fax (612) 336-4505

February 3, 2000

Golden Phoenix Minerals, Inc.

3595 Airway Drive

Reno, Nevada

Gentlemen:

I have acted as counsel for the company in connection with the preparation of the Registration Statement, and, based on this, I am of the opinion that:

1. The company is a corporation duly organized, validly existing, and in good standing under the laws of the State Of Minnesota, with corporate authority to conduct business in which it is now engaged, and as described in the Registration Statement.

2. The shares have been duly authorized, and when issued and delivered against payment, will be validly issued, fully paid and nonassessable and free from preemptive rights, will be without cumulative voting rights and will conform to the description in the Prospectus.

3. There is not pending, or to the knowledge of counsel, threatened, any action, suit, or proceeding before or by any court or governmental agency or body to which the company is a party, or to which any property of the company is subject, and which, in the opinion of counsel, could result in a material adverse change in the business, business prospects, financial position or results of operations, present or prospective, of the company or of its properties or assets.

I consent that this opinion be filed as an exhibit to the registration statement, and to the use of my name in the registration statement under the caption "Legal Matters."

Cordially,

/S/ Charles Clayton

Charles Clayton

EXHIBIT 23

ALBRIGHT, PERSING & ASSOCIATES, LTD.

CERTIFIED PUBLIC ACCOUNTANTS

1025 Ridgeview Dr. Suite 300

Reno, Nevada 89509

Phone (775) 826-5432

FAX (775) 826-5510

February 23, 2000

Michael R. Fitzsimonds, President

Golden Phoenix Minerals, Inc.

3595 Airway Dr., Suite 405

Reno, NV 89511

Dear Mr. Fitzsimonds:

This letter authorizes Golden Phoenix Minerals, Inc., to use our name as their auditor for purposes of the S-3 filing.

Sincerely,

ALBRIGHT, PERSING & ASSOCIATES, LTD.

/S/ Deane A. Albright

Deane A. Albright

Certified Public Accountant

DAA:jl